Exhibit 10.28

BENEFITFOCUS.COM, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 1st day of January 2020, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as “Benefitfocus”) and Annmarie Fini whose present address is:  808 Beckon Street, Charleston, SC (hereinafter referred to as the “Associate”).

1.        Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Executive Vice President of Customer Success Organization, upon the terms and conditions set out herein, and the Associate accepts such employment.

2.        Term. The term of this Agreement shall commence on January 1, 2020. The Associate understands and acknowledges that employment is “at will” and is terminable at any time at the will of Benefitfocus or the Associate, notwithstanding any other provisions of this Agreement, including Section 19 hereof. This Agreement shall remain in force until terminated at the will of either party or as described in Section 19 of this Agreement.

3.        Duties. The Associate shall perform, for Benefitfocus, the duties set out in the attached Exhibit A entitled “Job Description,” which is incorporated herein and made a part of this Agreement, along with those other duties as may be assigned to Associate from time to time by Benefitfocus’ Chief Executive Officer or his designee.

4.        Compensation. The Associate’s initial compensation shall be paid in accordance with that outlined in Exhibit B entitled “Compensation Program,” which is incorporated herein and made a part hereof, and is subject to review in accordance with then current compensation practices of Benefitfocus.

5.        Extent of Services. The Associate shall devote her entire time, attention, and energies to Benefitfocus’ business and shall not, during the term of this Agreement, be engaged in other business activities that conflict with, or take the Associate’s time or attention away from, the Associate’s work for Benefitfocus, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Associate further agrees that she will perform all of the duties assigned to the Associate to the best of her ability and in a manner satisfactory to Benefitfocus, that she will truthfully and accurately maintain all records, preserve all such records, and make all such reports as Benefitfocus may require; that she will fully account for all money and all of the property of Benefitfocus of which the Associate may have custody and will pay over and deliver the same whenever and however the Associate may be directed to do so.

6.      Expenses. Benefitfocus agrees to reimburse the Associate for travel and other expenses incurred while conducting business on behalf of Benefitfocus as long as they are reasonable and approved by Benefitfocus and comply with government regulations covering such expenses for business purposes. Such expenses will be stated on a Benefitfocus furnished expense form, have required receipts, be signed by the Associate, and sent to Benefitfocus for approval and reimbursement, all in accordance with

Benefitfocus’ reimbursement policies and procedures as may be in effect from time to time.

7.        Covenant Not to Disclose Trade Secrets and Confidential Information.

a.       As an employee of Benefitfocus, the Associate will be exposed to “Trade Secrets” and “Confidential Business Information” (as those terms are defined below). “Trade Secrets” shall mean information or data of or about Benefitfocus or any affiliated entity, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a broader definition of “trade secret” under applicable law, the latter definition shall govern for purposes of interpreting the Associate’s obligations under this Agreement. Except as required to perform her obligations under this Agreement or except with Benefitfocus’ prior written permission, the Associate shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Benefitfocus. The Associate’s obligations under this provision shall remain in force (during or after the Term) for so long as such information or data shall continue to constitute a “trade secret” under applicable law. The Associate agrees to cooperate with any and all confidentiality requirements of Benefitfocus and the Associate shall immediately notify Benefitfocus of any unauthorized disclosure or use of any Trade Secrets of which the Associate becomes aware.

b.      The Associate agrees to maintain in strict confidence and, except as necessary to perform her duties for Benefitfocus, not to use or disclose any Confidential Business Information at any time, during the term of her employment and for a period of one (1) year after the Associate’s last date of employment, so long as the pertinent data or information remains Confidential Business Information. “Confidential Business Information” shall mean any non-public Information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Associate, directly or indirectly, in connection with the Associate’s employment (including her employment with Benefitfocus prior to the date of this Agreement), including (without limitation) oral and written information concerning Benefitfocus or its affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by Benefitfocus and its affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Associate, or that was available to the Associate on a non-confidential basis prior to its disclosure to the Associate.

c.      Without limiting any of the foregoing. Associate acknowledges that Trade Secrets and Confidential Business Information exist in all formats in which information is preserved, including electronic, print, or any other form, and that each term includes all originals, copies, notes, or other reproductions or replicas thereof.

d.        Upon termination of employment, the Associate shall leave with Benefitfocus all Trade Secrets, Confidential Business Information, and any other business records relating to Benefitfocus and its affiliates including, without limitation, all contracts, calendars, and other materials or business records concerning its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Associate prepared such materials or records herself, and Associate shall retain no copies of any such materials. In addition, upon termination of employment. Associate will immediately return to Benefitfocus all other property whatsoever of Benefitfocus in her possession or under her control. If requested, Associate shall certify in writing to Benefitfocus that no such materials are in her possession.

e.        As set forth above, the Associate shall not disclose Trade Secrets or Confidential Business Information. However, nothing in this Section 7 shall prevent the Associate from (i) disclosing Trade Secrets or Confidential Business Information pursuant to a court order or court-issued subpoena, so long as the Associate first notifies Benefitfocus of said order or subpoena in sufficient time to allow Benefitfocus to seek an appropriate protective order, and provided that Associate only discloses such information as she is actually required to disclose, or (ii) from reporting violations of law to any governmental agency or entity, or otherwise making disclosures that are protected under a whistleblower any law. The Associate agrees that if she receives any formal or informal discovery request, court order, or subpoena requesting that the Associate disclose Trade Secrets or Confidential Business Information, she will immediately notify Benefitfocus and provide Benefitfocus with a copy of said request, court order, or subpoena.

f.        Pursuant to the Defend Trade Secrets Act of 2016, Associate is hereby notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.        Covenant Not to Solicit Customers.

a.      The Associate covenants and agrees that during her employment and for a period of one (1) year following the date oftermination of the Associate’s employment with Benefitfocus, for any reason, whether by the Associate or Benefitfocus, the Associate shall not (except on behalf of or with the prior written consent of Benefitfocus) either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert or appropriate to or for a Competing Business (as defined below), or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer or prospective customer of Benefitfocus on the date of termination and with whom the Associate had direct material contact within six months of the Associate’s last date of employment. For purposes of this Agreement, the term “Competing Business” shall mean the business of offering human resource management and benefit administration services to companies via a Web-based system.

b.       The Associate recognizes and acknowledges that Benefitfocus’ customers and the specific needs of such customers are essential to the success of its business and its continued goodwill and that its customer list and customer information constitute a property interest of Benefitfocus, having been developed by Benefitfocus at great effort and expense.

9.        Covenant Not to Solicit Employees/Consultants. The Associate covenants and agrees that during her employment and for a period of one (1) year following the date of termination of the Associate’s employment with Benefitfocus, for any reason, whether by Associate or Benefitfocus, Associate will not, either directly or indirectly, on the Associate’s own behalf or in the service or on behalf of others, (i) solicit, divert, or hire away, or (ii) attempt to solicit, divert, or hire away any employee of or consultant to Benefitfocus or any of its affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

10.     Covenant Not to Compete. The Associate covenants and agrees that during her employment and for a period of one (1) year following the termination of the Associate’s employment with Benefitfocus (by either party and regardless of the reason for such termination). Associate will not, hold a position based in or with responsibility for all or part of the Restricted Territory (as defined below), with any Competing Business (as defined above) whether as employee, consultant, or otherwise, in which Associate will have duties, or will perform or be expected to perform services for such Competing Business, that is or are the same as or substantially similar to the position held by Associate or those duties or services actually performed by Associate for Benefitfocus within the twelve (12) month period immediately preceding the termination of Associate’s employment with Benefitfocus, or in which Associate will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of Benefitfocus for the purpose of providing, or attempting to provide, such Competing Business with a competitive advantage with respect to the Business. As used herein, “Restricted Territory” means the United States of America, it being understood that Benefitfocus’ business is nationwide in scope, provided, however, that if a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced under applicable law, then the parties agree that “Restricted Territory” will mean any State, province, or similar political subdivision to which Associate directed, or in which Associate performed, employment-related activities on behalf of Benefitfocus at the time of, or during the twelve (12) month period prior to, the termination of Associate’s employment with Benefitfocus for any reason.

11.       Covenants are Independent. The covenants on the part of the Associate contained in Sections 7, 8, 9, 10, 25 and 26 hereof, as well as in each subsection thereof, shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

12.      Consideration. The Associate acknowledges and agrees that valid consideration has been given to the Associate by Benefitfocus in return for the promises of the Associate set forth herein, including the promise of additional compensation to which the Associate was not entitled prior to the execution of this Agreement.

13.      Extension of Periods. Each of the time periods described in Sections 7, 8, 9, and 10 of this Agreement shall be automatically extended by any length of time during which the Associate is in breach of the corresponding covenant contained herein, and such provisions shall continue in full force and effect throughout the duration of the extended periods.

14.     Reasonable Restraint. The parties agree that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Benefitfocus and impose a reasonable restraint on the Associate in light of the activities and Business of Benefitfocus on the date of the execution of this Agreement.

15.       Notices. Any notice required or desired to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to her residence as shown in the records of Benefitfocus in the case of the Associate, or to its principal place of business to the attention of General Counsel, in the case of Benefitfocus.

16.      Waiver of Breach. The waiver by Benefitfocus of a breach of any provision of this Agreement by the Associate shall not operate or be construed as a waiver of any subsequent breach by the Associate. No waiver shall be valid unless in writing and signed by Benefitfocus.

17.       Assignment. The Associate acknowledges that the services to be rendered by the Associate are unique and personal. Accordingly, the Associate may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of Benefitfocus under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Benefitfocus. The Associate agrees that this Agreement, and the covenants contained herein, may be assigned by Benefitfocus to any successor company.

18.      Paid Time Off. Associate will be eligible to receive paid time off in accordance with Benefitfocus’ paid time off policies as detailed in its Associate Handbook, the provisions of which are subject to change on a prospective basis.

19.       Termination. Either party may terminate this Agreement at any time, with or without cause. In the event that Associate chooses to resign her employment, Benefitfocus requests fourteen (14) days written notice to Benefitfocus. In such event, the Associate shall continue (if agreed to by Benefitfocus) to render her services and shall be paid her regular compensation up to the date of termination.

20.       Entire Agreement; Amendment. This Agreement and the attached Exhibits contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter. It may be changed only by an Agreement in writing, signed by the parties hereto.

21.     Construction of Agreement. Should any of the provisions or terms of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that such provision(s) or term(s) shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it, it being agreed that all parties have participated in the preparation and review of this Agreement and have had the opportunity to be represented by counsel.

22.      Governing law; Jurisdiction and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina. The parties agree that any dispute, controversy or claim arising out of or related to this Agreement or any alleged breach thereof shall be filed exclusively in a court having subject matter jurisdiction located in Charleston County, South Carolina, and the parties waive any objection to personal jurisdiction or venue in such courts.

23.       Work Facilities. The Associate shall be provided with such other facilities and services as are suitable to the Associate’s position and appropriate for the performance of her duties. In the case of an Associate performing the sales duties and located remote to the main office, it is expected that the Associate will maintain some form of office at her residence, which contains the necessary equipment to perform the assigned duties.

24.       Severability. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Benefitfocus and Associate agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

25.     Remedies for Breach. The Associate recognizes and agrees that a breach by the Associate of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Benefitfocus. In the event of a breach or threatened breach of any covenant contained herein, Benefitfocus shall be entitled to temporary and permanent injunctive relief, restraining the Associate from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Benefitfocus, including attorneys’ fees, as a result of the Associate’s breach or threatened breach of the covenant. Benefitfocus and the Associate agree that the relief described herein is in addition to such other and further relief as may be available to Benefitfocus at equity or by law. Nothing herein shall be construed as prohibiting Benefitfocus from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Associate.

26.      Additional Representations and Warranties of Associate. Indemnification by Associate. The Associate acknowledges and agrees that: (i) the covenants contained in this Agreement are the essence of this Agreement; (ii) the Associate has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of Benefitfocus; (iv) each of these covenants in this Agreement is separate, distinct and severable not only from the other covenants but also from the remaining provisions of this Agreement; (v) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement; and (vi) if the covenants herein shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law. The Associate represents and warrants that her acceptance of employment with Benefitfocus has not been improperly induced with respect to any prior employment and the performance of her duties hereunder will not conflict with, or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which she is a party or is otherwise bound, including any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27.       At-Will Employment. THE ASSOCIATE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL IN NO WAY IMPOSE UPON BENEFITFOCUS ANY OBLIGATION TO EMPLOY THE ASSOCIATE OR TO CONTINUE THE ASSOCIATE’S EMPLOYMENT FOR ANY LENGTH OF TIME. EMPLOYMENT BY BENEFITFOCUS IS, AND AT ALL TIMES SHALL REMAIN, IN THE ABSOLUTE DISCRETION OF BENEFITFOCUS, WHICH EMPLOYMENT MAY BE TERMINATED BY THE ASSOCIATE OR BENEFITFOCUS AT WILL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of this 1st day of January, 2020.

BENEFITFOCUSASSOCIATE

/s/ Ray August                                                         Annmarie Fini

By:       Ray August                                                  By:       Annmarie Fini

Its:       Chief Executive Officer

Exhibit A
to
Employment Agreement dated January 1, 2020

Executive Vice President of Customer Success Organization Job Description

Executive Vice President, Customer Success

The Executive Vice President, Customer Success is the lead champion for our customers. Responsible for understanding and reinventing how we engage with every member of our ecosystem and their end-to-end experience. Reporting to the CEO, this role works cross-functionally to identify priorities, form consumer- focused strategies, and execute that vision through continuous development and longer-term planning. The EVP, Customer Success sets the strategic direction and delivers on customer success for the end-to-end customer experience across implementation, customer management, administrative services, Benefits Service Center and account general management.

Partnering with leaders from across the organization this leader works directly with Sales, Marketing, Platform Strategy and Technology teams to develop and evolve a strategic roadmap focused on the customer experience defining objectives and setting measurable outcomes.

Primary Responsibilities:

•          Lead and partner across the organization to understand the Benefitfocus Customer experience and envision consumer-focused strategies

•          Use data and insights to identify priorities and align business leaders and stakeholders

•          Develop, own, and report on OKRs related to consumer experience and strategic initiatives

•          Manage, coach, and mentor Customer Success leaders

•          Continue to recruit, train and develop our world-class associates

•          Oversee the strategy and planning for the entire customer lifecycle

•          Deliver best-in-class customer retention and growth metrics

•          Increase and maintain customer renewal rates and reduce churn

•          Influence future lifetime value through higher product adoption, customer satisfaction, and overall customer health scores

•          Drive new business growth through greater advocacy and reference-ability

•          Translate business objectives into an execution strategy and successfully execute on the strategy

•          Engage deeply with our customers; attending QBRs, facilitating thought leadership, and establishing close relationships with executives

•          Collaborate with the product and engineering teams to champion the needs of our customers

•          Develop deep understanding of the Benefitfocus product and the competitive space, with the ability to speak about everything from Benefitfocus architecture to platform

•          Inspire Customer Success company-wide

•          Lead Customer Success Management Team

Required Skills & Experience:

•          15+ years of progressive experience demonstrating passion for the customer success.

•          Experience untangling complex problems, thinking strategically and executing successfully

•          Action-oriented

•          Visionary and intellectually curious

•          Experience driving initiatives cross-functionally and leading through influence

•          Ability to communicate across all technical and business functions, and throughout all levels of the organization

•          Demonstrated change management skills

•          Excellent people management skills; high empathy and consideration for team morale and individual career progression

•          Experience building and scaling world-class teams; experience hiring, onboarding and training

•          Understand the development and implementation of large-scale, complex applications

•          Experience managing globally distributed teams

You Will Be Measured By

•          Revenue Retention and Gross Revenue Achievement

•          Customer Health Scores

•          Net Promoter Score (NPS)

•          Employee Net Promoter Score (eNPS)

EXHIBIT B

Benefitfocus.com, Inc.
Compensation Program for Annmarie Fini

Exhibit B to Employment Agreement dated January 1, 2020.

1.         Salary: As compensation for services rendered by you, Benefitfocus shall pay a salary at the annualized rate of $348,676, payable in installments in accordance with Benefitfocus’ customary payroll practices as in effect from time to time. All compensation paid to you shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.         Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.

3.         2020 Short Term Incentive Program: You are eligible to participate in the Benefitfocus Short Term Incentive Program at the EVP level, which is 50% of your base salary, subject to adoption by the Board of Directors from time to time, and conditioned on achievement of annual performance targets. The targets for achieving the Bonus will be the same Company targets set for the entire Executive Management Team as adjusted at the beginning of each year. In general, you must be employed by Benefitfocus on the date on which a bonus is paid in order to earn and receive the bonus, except as contemplated by Section 8 of this Exhibit B.

4.        Long Term Incentive Program. You will be eligible to participate in Benefitfocus’ Management Incentive Bonus program, with a target award of 200% of your base salary. The terms of the longterm incentive awards for any given year will be determined by the Compensation Committee.

5.         Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all job duties and performance expectations as assigned by the President and CEO.

6.       Benefits: You are eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more, subject to the terms and conditions of such programs. Nothing in this Agreement or Compensation Program alters or limits Benefitfocus’ rights to modify or terminate any such programs in its sole discretion.

7.         Paid Time Off and Paid Holidays: Your paid time off will follow the company schedule, as outlined in the benefit summary.

8.         [Severance.

a)        In the event that Benefitfocus terminates your employment without Cause or you resign for Good Reason (as each is defined herein), then upon your execution of a general release of claims satisfactory to Benefitfocus within the time allowed for execution, which release is not revoked by you during any revocation period allowed by law, Benefitfocus will provide you with an amount of severance equal to six (6) months of your then-current rate of base salary, paid in substantially equal installments in accordance with Benefitfocus’ usual and customary payroll schedule, commencing on the first regularly-scheduled pay day that is at least sixty (60) days after the date of your termination.

b)        “Cause” shall mean a reasonable determination by Benefitfocus1 board of directors of any of the following: (i) your violation of any applicable material law or regulation respecting the business of Benefitfocus; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your act of dishonesty, fraud or misrepresentation made in connection with your responsibilities as an employee; (iv) your gross misconduct that results in a reasonable probability of material injury (whether tangible or reputational) to Benefitfocus; (v) your material breach of any material obligations under any written agreement with Benefitfocus or your continued failure to substantially perform your material employment duties, which breach or failure is not cured to Benefitfocus’ reasonable satisfaction within five (5) business days after notice thereof is delivered to you.

c)         “Good Reason” shall mean the occurrence of any of the following without your written consent: (i) a material diminution in your base salary or targeted annual bonus, or (ii) a material diminution in your authority, duties, or responsibilities. You may not establish “Good Reason” unless you have provided written notice of the existence of such condition to Benefitfocus within thirty (30) days of the event constituting such Good Reason, and Benefitfocus fails to reasonably cure such condition within the 30-day period immediately following receipt of such notice and you terminate your employment within thirty (30) days after the end of the cure period.

d)         Noncompete/Nonsolicitation. The receipt of any severance payments or benefits pursuant to this Section will be subject to you not violating the covenants contained within Section 7, 8, 9 and 10 of the Employment Agreement. In the event you breach such covenants, Benefitfocus shall, in addition to all other legal and equitable remedies, have the right to terminate or suspend all continuing payments and benefits to which you may otherwise be entitled pursuant to this Section 8 without affecting the release or any other obligations under the release agreement.]

9.        Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), unless Benefitfocus reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. The parties intend that each installment of the severance benefits payments provided for above is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

However, if Benefitfocus determines that the severance benefits constitute "deferred compensation" under Section 409A and you are, on the termination of service, a "specified employee" of Benefitfocus, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after your separation from service, or (ii) the date of your death (such applicable date, the "Specified Employee Initial Payment Date"), and Benefitfocus will (A) pay you a lump sum amount equal to the sum of the severance benefits payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.